Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of FST Corp. on the Amendment No. 1 to Form F-4 (File No. 333-280879) of our report dated April 12, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Chenghe Acquisition I Co. (formerly known as “LatAmGrowth SPAC”) (the “Company”) as of December 31, 2023 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

August 6, 2024